Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-200363) of LifeVantage Corporation and subsidiaries (the “Company”) of our report dated September 1, 2015 with respect to the consolidated balance sheets of the Company as of June 30, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2015, which report appears in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on September 1, 2015.

/s/EKS&H LLLP
Denver, Colorado
September 1, 2015